EXHIBIT 2.3

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”), dated as of the 7th day of May, 2013, is entered by and between Clear System Recycling, Inc., a Nevada corporation (“Purchaser”), and CI Holdings, Inc., an Oregon corporation (“Seller”).

WITNESSETH THAT:

WHEREAS, the Seller is the owner of all of the outstanding share capital (the “Shares”) representing 100% of the ownership interest in Chiurazzi S.r.l., an Italian company (“Chiurazzi Srl”);

WHEREAS, Purchaser desires to purchase the Shares from the Seller, and the Seller desires to sell the Shares to Purchaser on the terms and conditions set forth herein;

WHEREAS, the parties to this Agreement intend that such transaction will qualify as a transaction described in Section 351 and/or Section 368 of the Internal Revenue Code of 1986, as amended, and the parties have agreed not to take actions that would cause such transaction not to so qualify; and

WHEREAS, in connection with the transactions contemplated herein, the Purchaser will amend its Articles of Incorporation to change the name of the Purchaser to Experience Art and Design, Inc.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants set forth below, the parties hereto agree as follows:

1.                  PURCHASE AND SALE OF SHARES

1.1             Purchase of Shares.  On the date hereof and subject to the terms and conditions of this Agreement, the Seller shall sell, assign, transfer, and deliver to Purchaser and Purchaser shall purchase, for the purchase price set forth in Section 1.2 hereof, the Shares at the closing provided for in Section 1.4 hereof (the “Closing”), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.2             Consideration. In consideration for the purchase of the Shares, Purchaser agrees to deliver to Seller and Seller agrees to accept the delivery of Nine Million Seven Hundred Thousand (9,700,000) shares of unregistered common stock of the Purchaser (the “Stock Consideration”) issued to the Seller. The Stock Consideration to be issued hereunder is expected to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

In addition to the Stock Consideration, consideration for the sale of the Shares to the Purchaser shall include the Purchaser’s assumption of a Secured Promissory Note dated September 18, 2012 (the “Note”) in the original principal amount of $2,800,000.00 owed by the Seller to Chiurazzi International, LLC, an Arizona limited liability company and Paul Deloughery (“Chiurazzi Arizona”). In connection with the Purchaser’s assumption of the Note, Seller is being released from its obligations thereunder. Upon closing and execution of assignment and transfer of the Note, Purchaser shall be solely liable under the Note, and the Note shall be deemed void and of no further force or effect as to Seller. Prior to the Closing Date, the Purchaser shall have redeemed and cancelled twenty-three million (23,000,000) issued and outstanding held by Arthur John Carter and Arthur John Carter shall have executed an irrevocable proxy for the one-year period following the Closing Date.

1.3             Deliveries at Closing.  At the Closing the Seller and the Purchaser shall deliver to each other such documents, information and certificates as reasonably required by the other evidencing the satisfaction of the conditions to closing and all other covenants of the parties as provided herein.

1.4             Closing.  The closing of the transactions (the “Closing”) provided for in this Agreement shall take place on or before ___________________, 2013 (the “Closing Date”) by exchange of documents at 730 W. Randolph, 6th Floor, Chicago, IL 60661.

2.                  REPRESENTATIONS AND WARRANTIES BY SELLER AND PURCHASER

2.1             Seller hereby represents and warrants to the Purchaser as follows:

(a)               Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Seller has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Seller. Seller is not in violation of any of the provisions of its Articles of Incorporation or by-laws. Other than as provided herein, no consent, approval or agreement of any individual or entity is required to be obtained by Seller in connection with the execution and performance by Seller of this Agreement or the execution and performance by Seller of any agreements, instruments or other obligations entered into in connection with this Agreement. Other than Chiurazzi Srl, Seller has no subsidiary, and it does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign individual or entity.

(b)              Chiurazzi Srl is a corporation duly organized, validly existing and in good standing under the laws of Italy with the requisite power and authority to conduct its business as now being conducted and to own or use its properties and assets.

(c)               Seller has the power and authority to execute and deliver this Agreement and any other agreements and undertakings referenced herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and any other agreements executed by Seller in connection herewith have been duly executed and delivered by it and constitute the valid, binding and enforceable obligation of Seller, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the rights of stockholders.

(d)              The execution and delivery by Seller of this Agreement and the ancillary agreements to which Seller is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of Seller’s or Chiurazzi Srl’s Articles of Incorporation or Bylaws, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license of Seller or Chiurazzi Srl, (iii) conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or Chiurazzi Srl or any of its properties or assets, or (iv) conflict with, or result in a violation of any resolution adopted by Seller’s or Chiurazzi Srl’s stockholders, Seller’s or Chiurazzi Srl’s board of directors or any committee of Seller’s or Chiurazzi Srl’s board of directors.

(e)               The fully paid-in share capital of Chiurazzi Srl consists of €300,000.00, 100% of which is held in the name of Seller. The Shares are not represented by certificates or any equivalent evidence of ownership.

(f)               The financial statements of Chiurazzi Srl present and reflect, in accordance with International Financial Reporting Standards (“IFRS”) consistently applied, the financial condition of Chiurazzi Srl on the balance sheet dates and the results of its operations, cash flows and changes in stockholders’ equity for the periods then ended in accordance with generally accepted accounting principles, consistently applied. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of Chiurazzi Srl. The financial statements of Chiurazzi Srl for the years ended December 31, 2012 (the “Chiurazzi financial statements”) were audited by, and include the related opinion of Baker Tilly Revisa S.p.A., Chiurazzi Srl’s independent auditing firm.

(g)               The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not result in any violation of Seller’s articles of incorporation or by-laws.

(h)              The Shares are owned beneficially and of record by the Seller free and clear of any mortgage, lien (statutory or otherwise), security interest, charge, adverse right, interest or claim, pledge, license, option, conditional sales contract, assessment, levy, easement, covenant, condition, reservation, hypothecation, restriction, title defect, exception, limitation, charge, possibility of reversion, right of refusal, voting trust or agreement, proxy, or encumbrance of any nature whatsoever. The Seller has the unqualified right to sell, assign, and deliver the Shares, and, upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.  The Purchaser acknowledges that these Shares being acquired from the Seller are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933.

(i)                Seller (A) understands that the Stock Consideration is not registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Stock Consideration solely for its own account for investment purposes, and not with a view of distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters; (D) has received certain information concerning the Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Stock Consideration and, and (E) is able to bear the economic risk and lack of liquidity inherent in holding the Stock Consideration. Seller is aware of the risk factors associated with the Stock Consideration as described in the publicly filed offering documents of Purchaser.

(j)                Seller hereby makes the following additional agreements, representations, and warranties with and to the Purchaser: Seller was not organized for the purpose of acquiring the Stock Consideration; has the power and authority to execute and comply with the terms of this Agreement; and Seller’s residence is located in the state set forth herein.

(k)              Seller and Chiurazzi Srl are in compliance with, and are not in violation of, applicable federal state, local or foreign statutes, laws and regulations affecting Seller or its properties or the operation of its business. Seller is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(l)                Seller and Chiurazzi Srl have not taken and will not take and no officer, stockholder or director has taken, directly or indirectly, any action designed to, or which has constituted, or which might reasonably be expected to, cause or result in any violations of federal or state securities laws.

(m)            Seller and Chiurazzi Srl have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a governmental entity (i) pursuant to which Seller currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of Seller’s business or the holding of any such interest, and all of such authorizations are in full force and effect.

(n)              No person, firm, corporation or other entity is entitled by reason of any act or omission of Seller to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby.

(o)              Except as disclosed in the Chiurazzi Srl financial statements, there are no loans, leases or other contracts outstanding between Chiurazzi Srl and any officer or director of Chiurazzi Srl or any person related to any officer or director of Chiurazzi Srl.

(p)              Since December 31, 2012, except in the ordinary course of business there has not been:

(i)                any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Chiurazzi Srl;

(ii)              any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Chiurazzi Srl;

(iii)            any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Chiurazzi Srl or any redemption, purchase or other acquisition of any such shares;

(iv)            any subjection to any lien on any of the assets, tangible or intangible, of Chiurazzi Srl;

(v)              any incurrence of indebtedness or liability or assumption of obligations by Chiurazzi Srl;

(vi)            any waiver or release by Chiurazzi Srl of any right of any material value;

(vii)          any compensation or benefits paid to officers or directors of Chiurazzi Srl;

(viii)        any change made or authorized in the articles of incorporation or bylaws of Chiurazzi Srl; or

(ix)            any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of Chiurazzi Srl.

(q)              Except as otherwise disclosed in Chiurazzi Srl financial statements and except as incurred in the ordinary course of business since December 31, 2012, Chiurazzi Srl does not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. There is no pending proceeding that has been commenced against Chiurazzi Srl that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Seller, no such proceeding has been threatened.

(r)                Chiurazzi Srl has duly filed all tax returns required to be filed by or with respect to it with other applicable taxing authorities, and no extensions with respect to such tax returns have been requested or granted. Chiurazzi Srl has paid, or adequately reserved against in Chiurazzi Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it. All such tax returns were correct when filed. There are no pending investigations of Chiurazzi Srl concerning any tax returns by any taxing authority, and there are no tax liens upon any assets of Chiurazzi Srl. There has been no material issue raised or material adjustment proposed (and none is pending) by any taxing authority in connection with any tax returns of Chiurazzi Srl. No waiver or extension of any statute of limitations as to any material tax matter has been given by or requested from Chiurazzi Srl. For the purposes of this section, a tax is due (and must therefore either be paid or adequately reserved against in Chiurazzi Srl Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

(s)               This Agreement constitutes the legal, valid and binding obligation of the Seller, and is enforceable against the Seller, in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(t)                There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or to the knowledge of Seller threatened against or affecting Chiurazzi Srl or its properties, assets or business. To the knowledge of Seller, Chiurazzi Srl is not subject to any existing judgment which might affect the financial condition, business, property or prospects of Chiurazzi Srl, and Seller has not received any inquiry from an agency of the federal or of any state or local government about the purchase transaction or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets. To the knowledge of Seller, Chiurazzi Srl is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

(u)              Other than as included in Chiurazzi Srl financial statements, Chiurazzi Srl has no commitments to which it is a party except as provided in writing to Seller and delivered prior to closing.

(v)              Chiurazzi Srl does not own, use or license any Intellectual Property in its business as presently conducted.

(w)             Except as provided in the Disclosure Letter, during the past five-year period, no officer or director of the Seller and, to the knowledge of Seller, no officer or director of Chiurazzi Srl has been the subject of:

(i)                a petition under the federal bankruptcy laws or any other insolvency or creditor’s rights laws, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing or such appointment, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing or appointment;

(ii)              a conviction in a criminal proceeding or a named subject of a pending criminal proceeding;

(iii)            any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:  acting as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activities; engaging in any type of business activity; and engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation or federal, state or other securities laws or other laws.

(iv)            any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in Section 2.1(x)(iii) above, or to be associated with persons engaged in any such activity.

(v)              a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed.

(x)              No representation or warranty by Seller herein when considered as a whole together with all other information furnished to Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

2.2             Purchaser represents and warrants to Seller as follows:

(a)               Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite power and authority to conduct its business as now being conducted and to own or use its properties and assets. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except whether the failure to be so qualified or in good standing would have a material adverse effect on Purchaser.

(b)              Purchaser has the power and authority to execute and deliver this Agreement and any other agreements and undertakings referenced herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and any other agreements executed by Purchaser in connection herewith have been duly executed and delivered by it and constitute the valid, binding and enforceable obligation of Purchaser, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the rights of stockholders.

(c)               Purchaser is capable of evaluating the merits and risks of its investment in the Shares and has the capacity to protect its interests.

(d)              The Stock Consideration, upon issuance to Seller, will represent validly issued, fully paid and non-assessable shares of Common Stock of the Purchaser, and that the issuance of a certificate representing the Stock Consideration is not in violation of any of the provisions of its Articles of Incorporation or by-laws, or any agreements, instruments or other obligations entered into by the Purchaser.

(e)               The execution and delivery by Purchaser of this Agreement and the ancillary agreements to which Purchaser is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of Purchaser’s Articles of Incorporation or Bylaws, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license of Purchaser, (iii) conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets, or (iv) conflict with, or result in a violation of any resolution adopted by Purchaser’s stockholders, Purchaser’s board of directors or any committee of Purchaser’s board of directors.

(f)               Purchaser is in compliance with, and is not in violation of, applicable federal state, local or foreign statutes, laws and regulations affecting Purchaser or its properties or the operation of its business. Purchaser is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(g)               Purchaser has not taken and will not take and no officer, stockholder or director has taken, directly or indirectly, any action designed to, or which has constituted, or which might reasonably be expected to, cause or result in any violations of federal or state securities laws.

(h)              No consent, approval, order or authorization of or registration, declaration or filing with, any governmental entity or any party to any material contract is required by or with respect to Purchaser or any of its subsidiaries in connection with the execution and delivery of this Agreement by Purchaser and any ancillary agreement to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby, except (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on Purchaser.

(i)                Purchaser has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a governmental entity (i) pursuant to which Purchaser currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of Purchaser’s business or the holding of any such interest, and all of such authorizations are in full force and effect.

(j)                No person, firm, corporation or other entity is entitled by reason of any act or omission of Purchaser to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby.

(k)              The authorized capital stock of Purchaser consists of (i) 100,000,000 shares of Common Stock, of which 36,750,000 shares are issued and outstanding on the date hereof, prior to the cancellation of 23,000,000 shares as provided herein and (ii) 15,000,000 shares of undesignated preferred stock, none of which are issued or outstanding, prior to taking into consideration the issuance of the Stock Consideration as provided herein. Except with respect to the Purchaser Incentive Plan, the Purchaser has no other shares of capital stock reserved for issuance upon the exercise of any other options or any warrants and no shares of capital stock are reserved for issuance to any party, including upon the conversion of any outstanding convertible notes, debentures or securities. Purchaser has no outstanding options, rights, calls, preemptive rights, subscriptions or commitments to issue any equity securities of Purchaser. No stockholders of Purchaser have a right to receive dividends, and no unpaid dividends are due and owing with regard to Purchaser’s capital stock.

(l)                There is no plan or arrangement to issue capital stock by Purchaser except as set forth in this Agreement, and there are no registration rights. There is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Purchaser is a party or by which it is bound with respect to any equity securities of Purchaser.

(m)            Other than as provided herein, there are no outstanding contractual obligations (contingent or otherwise) of Purchaser to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Purchaser or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity or person. All outstanding shares of the capital stock of Purchaser are (i) validly issued and outstanding, fully paid and non-assessable, (ii) were not issued in violation of the preemptive rights of any person, (iii) were issued in transactions that were (A) exempt from the registration and prospectus delivery requirements of the Securities Act, (B) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (C) accomplished in conformity with all other applicable securities laws.

(n)              The Stock Consideration to be issued by Purchaser at the Closing pursuant hereto will be issued from Purchaser’s authorized and unissued common stock and, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and non-assessable and not in violation of any preemptive rights. Based, in part, on the representations and warranties of the Seller and assuming the accuracy thereof, the issuance of the Stock Consideration as contemplated herein will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

(o)              Purchaser has no subsidiaries other than Clear System Merger Sub, Inc., a Nevada corporation.

(p)              Purchaser filed a registration statement on Form S-1 (No. 333-174175) under the Securities Act which became effective on July 12, 2011, and has not been withdrawn. All shares held by selling stockholders in such registration statement, other than those held by Affiliates of Purchaser, have been sold in accordance with the Plan of Distribution set forth in such registration statement.

(q)              Since July 12, 2011, Purchaser has filed with the U.S. Securities and Exchange Commission (the “Commission”) all registration statements, proxy statements, information statements, reports, schedules, forms and other documents required to be filed pursuant to the Securities Act, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission on a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension). Purchaser has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(r)                Purchaser has delivered or made available to the Seller true and complete copies of its registration statement (including all amendments thereto and supplements to the prospectus contained therein) and reports (collectively, the “Purchaser SEC Documents”) filed by Purchaser with the Commission. Purchaser has filed with the Commission all documents required to have been filed pursuant to the Securities Act and the Exchange Act. The Purchaser SEC Documents, as of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date hereof, then as of the date of such amendment, supplement or superseding filing) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable thereto, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(s)               Purchaser has not filed, and nothing has occurred with respect to which Purchaser would be required to file, any report on Form 8-K since October 3, 2012. Prior to and until the Closing, Purchaser will provide to the Seller copies of any and all amendments or supplements to the Purchaser SEC Documents filed with the Commission since July 12, 2011, and all subsequent registration statements and reports filed by Purchaser subsequent to the filing of the Purchaser SEC Documents with the Commission and any and all subsequent documents or notices filed by the Purchaser with the Commission or delivered to the stockholders of Purchaser.

(t)                Purchaser is not an investment company within the meaning of Section 3 of the Investment Company Act.

(u)              Except as disclosed in Purchaser financial statements, there are no loans, leases or other contracts outstanding between Purchaser and any officer or director of Purchaser or any person related to any officer or director of Purchaser

(v)              The shares of Purchaser Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “CLRS,” and Purchaser is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Purchaser Common Stock. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser by the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by FINRA to prohibit trading of Purchaser’s securities on the OTC Bulletin Board. Purchaser has no knowledge or notice of any trading irregularities with respect to the Purchaser Common Stock including, without limitation, price manipulation or illegal insider trading.

(w)             The Purchaser SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Purchaser nor any of its officers has received any notice from the SEC or any other governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(x)              The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Purchaser SEC Documents (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Purchaser, and (iii) present fairly in all material respects the financial condition of the Purchaser at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 (the “Purchaser Financial Statements”) were audited by, and include the related opinion of Sadler Gibb & Associates, Purchaser’s independent registered public accounting firm.

(y)              Since December 31, 2012, there has not been:

(i)                any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Purchaser;

(ii)              any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Purchaser;

(iii)            any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Purchaser or any redemption, purchase or other acquisition of any such shares;

(iv)            any subjection to any lien on any of the assets, tangible or intangible, of Purchaser;

(v)              any incurrence of indebtedness or liability or assumption of obligations by Purchaser;

(vi)            any waiver or release by Purchaser of any right of any material value;

(vii)          any compensation or benefits paid to officers or directors of Purchaser;

(viii)        any change made or authorized in the articles of incorporation or bylaws of Purchaser;

(ix)            except as disclosed in the Purchaser’s financial statements for the quarter ended March 31, 2013 filed with the Purchaser’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, any loan to or other transaction with any officer, director or stockholder of Purchaser giving rise to any claim or right of Purchaser against any such person or of such person against Purchaser; or

(x)              any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of Purchaser.

(z)               Except as otherwise disclosed in Purchaser financial statements, Purchaser does not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.  In addition, Purchaser represents that upon Closing, Purchaser will not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. Furthermore, there is no pending proceeding that has been commenced against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Purchaser, no such proceeding has been threatened.

(aa)           Purchaser has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted. Purchaser has paid, or adequately reserved against in Purchaser Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it. All such tax returns were correct when filed. There are no pending investigations of Purchaser concerning and tax returns by any federal, state of local taxing authority, and there are no federal, state, local or foreign tax liens upon any of Purchaser’s assets. To the knowledge of Purchaser, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Purchaser’s Tax Returns. No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Purchaser. For the purposes of this section, a tax is due (and must therefore either be paid or adequately reserved against in Purchaser Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

(bb)          All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Purchaser required in connection with the consummation of the transactions contemplated herein have been or shall have been obtained prior to, and be effective as of, the Closing.

(cc)           The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated by this Agreement:  (i) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing; (ii) will not cause the Purchaser to violate or contravene (A) any provision of law, (B) any rule or regulation of any agency or government, (C) any order, judgment or decree of any court, or (D) any provision of its Articles of Incorporation or By-laws; (iii) will not violate or be in conflict with in a material manner, result in a material breach of or constitute (with or without notice or lapse of time, or both) a material default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other material contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its properties are bound or affected, except where any such violation, conflict, breach or default could not reasonably be expected to have a material adverse effect; and (iv) will not result in the creation or imposition of any material lien upon any property or asset of the Purchaser.  Purchaser is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Incorporation or By-laws, to its knowledge, or any indenture, loan or credit agreement, deed of trust, mortgage, security agreement, except as could not reasonably be expected to have a material adverse effect on the Purchaser, or any other material agreement or instrument to which the Purchaser is a party or by which it or any of its properties are bound or affected.

(dd)          This Agreement constitutes the legal, valid and binding obligation of the Purchaser, and is enforceable against the Purchaser, in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(ee)           In issuing the Stock Consideration as contemplated hereunder, neither Purchaser nor, to its knowledge, anyone acting on its behalf has offered to sell the Stock Consideration by any form of general solicitation or advertising.

(ff)            There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or its properties, assets or business. Purchaser is not subject to any existing judgment which might affect the financial condition, business, property or prospects of Purchaser, and Purchaser has not received any inquiry from an agency of the federal or of any state or local government about the purchase transaction or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets. Purchaser is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

(gg)           Except as disclosed in the Purchaser SEC Documents, the Purchaser has no liability or obligation or commitment to any stockholder of Purchaser or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Purchaser, nor does any stockholder of Purchaser or any such Affiliate or associate have any liability, obligation or commitment to Purchaser.

(hh)          Purchaser has no agreements, contracts or commitments to which it is a party except as provided in writing to Seller and delivered prior to closing. Purchaser represents and warrants that all such contracts disclosed to Seller are terminable unilaterally by Purchaser without penalty, restriction or continuing liability to Purchaser or have already been properly terminated prior to Closing.

(ii)              Except as disclosed in the Purchaser SEC Documents, Purchaser has no employees, independent contractors or other persons providing services to it.  Except as would not have a material adverse effect, Purchaser is in full compliance with all relevant laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of social security and other taxes, occupational safety and health and plant closing.  Purchaser is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws. No director, officer or employee of Purchaser is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other party that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of Purchaser or (b) the ability of Purchaser to conduct its business. Except as set forth in the Purchaser SEC Documents, each employee of Purchaser is employed on an at-will basis and Purchaser does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

(jj)              No officer, director or stockholder of Purchaser or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such party, has or has had, either directly or indirectly, (i) an interest in any person which (y) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Purchaser, or (z) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Purchaser any goods or services; or (ii) a beneficial interest in any contract or agreement to which Purchaser is a party or by which it may be bound or affected.

(kk)          Purchaser has provided to the Seller a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Purchaser from any governmental authority, and Purchaser’s response thereto, and each material written statement, report or other document filed by Purchaser with any governmental authority.

(ll)              Purchaser has disclosed or will disclose to Seller the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by Purchaser, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

(mm)      Purchaser does not own, use or license any Intellectual Property in its business as presently conducted

(nn)          Purchaser does not own any real estate or any interest in any real estate, except as disclosed in the Purchaser SEC Documents.

(oo)          Purchaser has no stock option plans except the Clear System Recycling, Inc. 2013 Incentive Compensation Plan (the “Purchaser Incentive Plan”), which will be adopted prior to the Closing. Purchaser has made no grants under the Purchaser Incentive Plan. Purchaser has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to Purchaser. Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of Purchaser, will result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Purchaser, (ii) any increase in the amount of compensation or benefits payable to any such individual or (iii) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of Purchaser provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Purchaser.

(pp)          During the past five-year period, no officer or director of the Purchaser has been the subject of:

(i)                a petition under the federal bankruptcy laws or any other insolvency or creditor’s rights laws, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing or such appointment, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing or appointment;

(ii)              a conviction in a criminal proceeding or a named subject of a pending criminal proceeding;

(iii)            any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:  acting as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activities; engaging in any type of business activity; and engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation or federal, state or other securities laws or other laws.

(iv)            any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in Section 2.2(pp)(iii)above, or to be associated with persons engaged in any such activity.

(v)              a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed.

(qq)          Neither Purchaser nor any of its officers or directors has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the purchase transaction.

(rr)             Neither Purchaser, not any current or former stockholder, director or officer of Purchaser, has: (a) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) made any false or fictitious entries on Purchaser’s books and records; (d) made any bribe, rebate, payoff, kickback, influence payment or otherwise on behalf of Purchaser; or (e) made any favor or gift that is not deductible for federal income tax purposes using corporate funds on behalf of Purchaser.

(ss)            Purchaser is not a “blank check company” as defined in the Securities Act, and, accordingly, is not required to comply with Section 7(b) of the Securities Act or Regulation 410 promulgated under the Securities Act.

(tt)              No representation or warranty by Purchaser herein when considered as a whole together with all other information furnished to Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

3.                  SURVIVAL OF REPRESENTATIONS

Except with respect to Purchaser’s representations and warranties regarding compliance with the laws, rules and regulations of the Commission and of FINRA, the representations and warranties of the Seller and Purchaser contained herein or in any document furnished pursuant hereto shall survive the Closing of the purchase transaction for a period of one year following the Closing.  Purchaser’s representations and warranties regarding compliance with the laws, rules and regulations of the Commission and of FINRA shall survive the Closing of the purchase transaction for a period of three years following the Closing. Each party acknowledges and agrees that, except as expressly set forth in this Agreement or any closing document, no party has made (and no party is relying on) any representation or warranties of any nature, express or implied, regarding any or relating to any of the transactions contemplated by this Agreement.

4.                  ADDITIONAL AGREEMENTS AND POST-CLOSING COVENANTS

The parties additionally agree as follows with respect to the Closing and period following the Closing:

4.1             In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other party may reasonably request.

4.2             Prior to the Closing Date, the Purchaser shall have redeemed and cancelled 23,000,000 shares of its issued and outstanding common stock held in the name of Arthur John Carter pursuant to a Stock Redemption Agreement accompanied by a Stock Power executed by Arthur John Carter, and Arthur John Carter shall have executed an irrevocable proxy for the one-year period following the Closing Date.

4.3             The parties acknowledge that the Purchaser may make any required disclosures regarding this Agreement with the Commission and any other public announcements as related hereto.

4.4             Seller shall obtain consents in a mutually agreeable form from Chiurazzi Arizona regarding all required documentation related to the assignment and assumption of the Note from Seller to Purchaser.

4.5             Within four (4) business days following the closing hereof, the Purchaser shall prepare file with the Commission a Current Report on Form 8-K disclosing the cancellation of the Agreement and Plan of Merger between the parties dated January 16, 2013, the entry into this Agreement, the closing of this Agreement, the change in control of the Purchaser, departure of directors, election of directors, unregistered sales of equity securities, changes in Purchaser’s certifying accountant and any other reportable event contemplated by this Agreement.

4.6             Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Purchaser and Seller agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Purchaser and Seller shall take all such necessary action.

4.7             No party shall issue any press release or public announcement pertaining to this Agreement or the transactions contemplated herein that has not been agreed upon in advance by Purchaser and Seller, except as Purchaser reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Purchaser Common Stock and after reasonable advance notice to Seller.

4.8             At the Closing, Purchaser shall accept the resignations of Arthur John Carter as officer and director of Purchaser and cause Gordon Root, Kenneth Kepp and Michael Noonan to be elected to the Board of Directors of Purchaser.

4.9             At the Closing, each of Gordon Root and Kenneth Kepp will enter into Executive Employment Agreements with Purchaser to serve in the respective positions of President, Chief Executive Officer and Chief Operating Officer and Chief Financial Officer, respectively, through at least December 31, 2014.

4.10         Each party to this Agreement will pay all costs and expenses (including the fees and disbursements of legal counsel, its accountants, third party fees, and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement  (whether such payables are received prior to or after Closing).

4.11         All information furnished by Purchaser to the Seller and by the Seller to Purchaser pursuant hereto shall be treated as the sole property of the furnishing party and, if the transaction shall not occur, the receiving party shall return to the furnishing party, all information, documents (in whatever form including electronic) or other materials containing reflecting or referring to such information, shall use best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose.  The obligation to keep such information confidential shall not apply to: (a) any information which: the receiving party can establish was already in it possession prior to the disclosure thereof by the furnishing party, that was then generally known in the public domain, became known to the public through no fault of the party receiving the information; or was disclosed to the receiving party by a third party not bound by an obligation of confidentiality; or (b) disclosures in accordance with an order of a court of competent jurisdiction.

4.12         In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take such necessary action, including responding to Commission comments on any filings made with the Commission and working diligently to have all comments cleared by the Commission.

4.13         Buyer will be solely responsible for, and agrees to promptly pay, all costs and expenses related to the transfer of the share capital in Chiurazzi Srl incurred after the date hereof (including, without limitation, any legal fees, accounting fees, fees charged by the Notary Public, Italian Revenue Office and Italian Register of Companies), regardless of whether such costs and expenses are incurred by or on behalf of Seller, Purchaser, Chiurazzi Srl or any other person.

5.                  CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

5.1             Operation of Business. Seller shall not and shall not permit Chiurazzi Srl to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business and shall not make any major or unusual commitments affecting the business or stock of Chiurazzi Srl.

5.2             Compliance with Covenants.  The Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date, including the following: (i) review and acceptance by Purchaser of two years’ of Chiurazzi Srl’s financial statements prepared in accordance with IFRS general accepted accounting principles and (ii) agreement by Chiurazzi Arizona to transfer the Note from Seller to Purchaser.

5.3             No Adverse Proceedings.  On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

5.4             Confirmation from Chiurazzi Arizona.          The Seller shall deliver to Purchaser prior to Closing written confirmation from Chiurazzi Arizona evidencing Chiurazzi Arizona’s consent to the assignment and assumption of Seller’s Note by Purchaser.

6.                  CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

6.1             Compliance with Covenants.  The Purchaser shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

6.2             No Adverse Proceedings.  On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

6.3             Confirmation from Chiurazzi Arizona.          Chiurazzi Arizona shall have prior to Closing delivered written confirmation evidencing Chiurazzi Arizona’s consent to the assignment and assumption of Seller’s Note by Purchaser.

6.4             Name Change. Purchaser shall have filed Amended Articles of Incorporation with the Secretary of State of the State of Nevada changing the name of Purchaser to “Experience Art and Design, Inc.” and shall have provided evidence of such to Seller.

7.                  INDEMNIFICATION

In consideration of the Seller's execution and delivery of the transaction documents (set forth herein) and acquiring the Shares hereunder and all of the Seller's other obligations under the transaction documents, the Purchaser shall defend, protect, indemnify and hold harmless the Seller and all of its affiliates, shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Purchaser contained in the transaction documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the transaction documents or any other certificate, instrument or  document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from the gross negligence or willful misconduct of the Indemnitee. To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Payment under this indemnification shall be made within thirty (30) days from the date following written request therefor. A certificate containing reasonable detail as to the amount of such indemnification submitted to the Purchaser by Seller shall be conclusive evidence, absent manifest error, of the amount due from the Purchaser to Seller.

8.                  MISCELLANEOUS

8.1             Expenses.   All fees and expenses incurred by the Purchaser and the Seller in connection with the transactions contemplated by this Agreement shall be borne by the respective parties hereto.

8.2             Further Assurances.  From time to time, at the Purchaser’s request and without further consideration, the Seller, at the Purchaser’s expense, will execute and transfer such documents and will take such action as the Purchaser may reasonably request in order to effectively consummate the transactions contemplated herein.

8.3             Parties in Interest.   All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors and assigns of the parties hereto.

8.4             Prior Agreements; Amendments.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  This Agreement shall not be amended except by a writing signed by both parties or their respective successors or assigns.

8.5             Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

8.6             Governing Law. This Agreement will be governed exclusively by and construed and enforced in accordance with the laws and courts prevailing in the state of Nevada.

8.7             Notices.  All notices, requests, demands, and other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to the Seller:

CI Holdings, Inc.

27929 S.W. 95th Avenue

Suite 1101

Wilsonville, OR 97013

Attention: Kenneth Kepp, CFO

Facsimile No. ______________________

If to the Purchaser:

Clear System Recycling, Inc.

73 Raymar Place

Oakville, Ontario Canada

Attention: Arthur John Carter, President

Facsimile No.

8.8             Effect.  In the event any portion of this Agreement is deemed to be null and void under any state, provincial, or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

8.9             Counterparts.  This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument.  Each party represents and warrants that the person executing on behalf of such party has been duly authorized to execute this Agreement.

 (Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SELLER:	PURCHASER:

CI HOLDINGS, INC.	CLEAR SYSTEM RECYCLING, INC.

By /s/ Kenneth R. Kepp	By /s/ Arthur John Carter
Kenneth Kepp Chief Financial Officer	Arthur John Carter President